Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	BRETT CHILES
(713) 529-0900

EQUUS II INCORPORATED ANNOUNCES

INVESTMENT IN FAMILY ENTERTAINMENT AND LEISURE SECTOR

HOUSTON, TX – January 5, 2006 – Equus II Incorporated (NYSE: EQS) (the “Fund”) announces an investment in Riptide Entertainment LLC (“Riptide”) by acquiring a 65% interest in Riptide. Terms were not disclosed.

Riptide is a leisure and entertainment company engaged in developing and operating Ripley’s Believe It or Not! Museums in the United States and abroad. Riptide focuses its activities on high volume tourist locations around the world. Riptide also purchases interests in existing Ripley’s museums.

“We are excited about the Fund’s entry into the family entertainment sector,” said Anthony Moore, Co-Chairman, CEO and President of Equus. “We believe that this investment, combined with the Ripley’s world-renowned brand, will provide Equus shareholders with an opportunity to participate on a global basis in the rising level of household expenditures in the fast growing family entertainment sector. This investment is consistent with our strategy of investing in businesses that are equipped to benefit from 21st century growth trends.”

“This is a new opportunity for Equus to participate in world-class venues, domestic and abroad,” added Gary Forbes, Senior Vice President of Equus.

“The strategic and financial partnership we have structured with Equus will provide Riptide with an important source of investment capital to permit us to identify and pursue solid investments in tourist-driven entertainment projects,” commented David Gray, President of Riptide. “To be able to leverage the knowledge of the private equity professionals at Equus will be extremely valuable.”

Equus II Incorporated is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol “EQS”. Additional information on Equus II Incorporated may be obtained from Equus’ website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.

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